United American Petroleum Corp. Provides Update on its Marcee Well in Gonzales County, Texas

Austin, TX—January 10, 2012– United American Petroleum Corp. (OTCBB: UAPC.OB) is pleased to announce it has scheduled a workover on its Marcee well located in Gonzales County, Texas, which consists of 186 lease acres. Current production from this well is approximately ¼ bbls of oil every few days due to paraffin and downhole issues which are symptomatic of wells within the region. These issues are typically resolved through industry standard procedures, which United is in the process of implementing. Successful completion of this workover procedure is estimated to increase well production from 1/4 bbls per day to potentially 8-10 bbls a day. With the anticipated increased production from this well, and 100% ownership of the working interest, the Company is looking forward to increasing its revenue stream and creating additional shareholder value.

This workover will consist of the utilization of a rig to pull all existing rods, tubing, and downhole pump from the well. We will then run in the hole with a scraper bit to clean the casing to the existing perforations, which will allow for removal of any scaling and/or paraffin that has built up in the wellbore over time. Upon successful completion of this procedure, we will run in the hole with a perforating gun on a wireline truck to reperforate (completely reopening the perforations) the existing perforations. Once complete, this will enable us to acidize the well with a solution of 4,000 gallons of 15% Hydrochloric Acid, as well as acid solvent, iron control, acid inhibitor, surfactant, and sulfide control which will be pumped into the well. This solution should not only inhibit future build-up of the current scaling and paraffin issue, but should also allow the well to perform optimally.

The acidization process will be performed in two stages utilizing ball sealers to help ensure maximum effectiveness. The solution will also be pumped in with 500 bbls of fresh water. Once completed, all tubing, rods, and downhole pump (which will be redressed or replaced if needed) will be run back into the hole and the well will be placed back online.

Michael Carey, United’s Chief Executive Officer, stated, "Our opportunity to rework and accelerate the production of existing wells in our portfolio is vital to our organic growth and top line revenues.  We believe the processes are not too time-consuming and are economical. The additional revenues generated will assist in facilitating workovers throughout our current asset base and improve our cash flow significantly.”

For additional information regarding the Company’s operations, projects, management team and other valuable information, please visit the Company’s web site at www.unitedamericanpetroleum.com. To be placed on the Company’s master email list and receive future press releases, progress reports and developments, please send an email to ir@unitedamericanpetroleum.com or contact the Company at 855-PETROL-1.

American Petroleum Corp.

United American Petroleum Corp. is an independent exploration, development, acquisition, production, and operating company engaged in advanced exploration, drilling and completion techniques to explore for, produce and develop domestic oil and natural gas reserves.  The Company’s strategy centers on increasing shareholder value through actively pursuing and developing high-potential acquisitions for drilling and production while maintaining a prudently managed balance sheet.   The Company’s current projects are in Texas, however, additional acquisitions may encompass active plays throughout the United States.

Forward-looking Statements:

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations in the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or “potential” reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and our other filings with the SEC.

Contact:

United American Petroleum Corp.
Michael Carey
+1 855-PETROL-1
ir@unitedamericanpetroleum.com
info@unitedamericanpetroleum.com